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                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                    Three Months Ended
                                                          March 31,
                                                   2000                1999
                                               ------------        ------------

Basic (loss) earnings:
Net (loss) income                              $ (1,387,920)       $    613,676
                                               ------------        ------------

Shares:
    Weighted common shares outstanding           23,296,551          22,240,798
    Employees stock options                              --                  --
                                               ------------        ------------

Total weighted shares outstanding                23,296,551          22,240,798
                                               ------------        ------------

Basic (loss) earnings per common share         $       (.06)       $        .03
                                               ============        ============

Diluted (loss) earnings:

Net (loss) income                              $ (1,387,920)       $    613,676
                                               ------------        ------------

Shares:
    Weighted common shares outstanding           23,296,551          22,240,798
    Employees stock options                              --                  --
                                               ------------        ------------

Total weighted shares outstanding                23,296,551          22,240,798
                                               ------------        ------------

Diluted (loss) earnings per common share       $       (.06)       $        .03
                                               ============        ============